STATE OF DELAWARE
CERTIFICATE OF CORRECTION
TO
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
THE BEAUTY HEALTH COMPANY

The Beauty Health Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”).

DOES HEREBY CERTIFY:

1. The name of the corporation is The Beauty Health Company.

2. That a Second Amended and Restated Certificate of Incorporation (the “Second A&R Certificate”) was filed by the Secretary of State of Delaware on May 4, 2021, as subsequently amended by the Certificate of Amendment to the Second A&R Certificate (the "First Amendment") and the Second Certificate of Amendment to the Second A&R Certificate (the "Second Amendment"), each filed with the Secretary of State of Delaware on June 6, 2024 (the Second A&R Certificate, as amended by the First Amendment and the Second Amendment, the “Amended Certificate”), and that said Second Amended and Restated Certificate requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

3. The Second Amended and Restated Certificate, Article V Section 5.4 is an inaccurate record of Section 5.4 due to a scrivener’s error whereby the provision inadvertently limited removal of any or all directors only for cause.

4.Section 5.4 to the Amended Certificate is hereby corrected to read in its entirety as follows:

“Section 5.4 Removal. Subject to Section 5.5 Preferred Stock – Directors hereof, any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed by the undersigned authorized officer this 31st day of July, 2025.

THE BEAUTY HEALTH COMPANY

By:	/s/ Michael Monahan
	Name:	Michael Monahan
	Title:	Chief Financial Officer